Exhibit 10.1.25

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE

CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

MASTER SERVICE AGREEMENT

This Master Service Agreement (“MSA”) is entered into as of April 25, 2008 (the “Effective Date”) by and between:

INTELSAT CORPORATION (“Intelsat”), a company incorporated under the laws of the State of Delaware with offices at 3400 International Drive, N.W., Washington, D.C. 20008;

AND

AIRCELL LLC (“Customer”), a limited liability company incorporated under the laws of the State of Delaware with offices at 1172 Century Dr. Building B Suite 280, Louisville, Colorado 80027 United States.

Intelsat and Customer shall each be referred to individually as a “Party” and collectively as the “Parties”. “Affiliates” of either Party shall mean all entities controlling, controlled by or commonly controlled with such Party, and all officers, directors, employees, agents, partners and shareholders of such Party and such entities.

1.	AGREEMENTS

1.1 Agreements. By executing this MSA, Intelsat and Customer agree that, upon execution by both Parties of a service order pursuant to this MSA (each, a “Service Order”), Intelsat shall provide to Customer, and Customer shall purchase from Intelsat, the services described in such Service Order (the “Service(s)”), in accordance with, and subject to the conditions of, this MSA and such Service Order. Nothing contained in this MSA shall obligate Intelsat to provide, or Customer to accept, any Service, unless both Parties have executed a Service Order for such Service. The term “Agreement” shall refer collectively to this MSA and any and all Service Orders executed by both Parties. In resolving any conflict between the terms and conditions set forth in this MSA and the terms and conditions of a Service Order, the terms of the Service Order shall govern.

1.2 Occasional Use Services. Services that may be governed by this MSA include both “Full-Time Service(s),” provided on a 24-hour a day, 7-day a week basis, and occasional use services or occasional video solutions (collectively, “Occasional Use Service(s)”) provided on an ad hoc or other short term or recurring basis. In addition to this MSA, Occasional Use Services are further subject to the terms and conditions of Intelsat’s Occasional Use Service Order Procedures and Policies and Occasional Use Access Requirements or Intelsat’s Occasional Video Solutions Terms and Conditions (collectively, the “Occasional Use Procedures”), as such may be amended by Intelsat from time to time upon notice to Customer, and which can, for convenience, be located at http://www.intelsat.com/services/media/ou-terms-conditions.asp, and/or can be provided to Customer upon request. For Occasional Use Services provided on an ad hoc basis, or on other short term or recurring basis at Intelsat’s sole discretion, an expedited Service Order procedure is specified in the Occasional Use Procedures, according to which a Customer order of an Occasional Use Service shall be confirmed by Intelsat via facsimile or e-mail delivery of a Service Order for the Occasional Use Service, which delivery shall constitute an individual and binding agreement for Intelsat to provide and Customer to accept the Occasional Use Service described therein. For purposes of this MSA, the Occasional Use Procedures are considered a component of, and incorporated by reference in, the Service Order for the Occasional Use Service, and references to “Service Order” in this MSA shall include the Occasional Use Procedures, when applicable.

1.3 Term of MSA. The MSA shall remain in effect for six (6) months after the Effective Date (the “Initial Term”). Any extension of the term of the MSA after the Initial Term shall be subject to agreement by the Parties and shall be effective upon execution of an amendment hereto. Notwithstanding the foregoing, the MSA shall continue to apply to any Service Order so long as such Service Order remains in effect. The total period during which the MSA shall remain in effect under these terms shall be referred to as the “Term.”

1.4 Service Term. The period of any Service Order running from the “Service Start Date” defined therein through the “Service End Date” defined therein (or as otherwise specified in the case of Occasional Use Services) shall be referred to as the “Service Term.” Unless otherwise specified in the Service Order, any renewal or extension of a Service Order shall be the subject of separate negotiations (and execution of a separate Service Order or an amendment to a Service Order) between the Parties. If, in the absence of such agreement, Customer continues to use a Service past its Service End Date, Intelsat may, at its option, terminate the Service, or continue to supply it on a fully-preemptible basis and at a rate determined by Intelsat in its sole discretion.

2.	PROVISION OF SERVICES

2.1 General. Intelsat shall provide each Service in accordance with the “Service Specifications” defined in the relevant Service Order. All Services are offered on a non-exclusive basis, unless identified differently in the Service Order.

2.2 Intelsat-Provided Facilities. Intelsat shall provide each Service using satellite and/or terrestrial facilities owned and/or operated by Intelsat and/or third parties under contract with Intelsat (the “Intelsat-Provided Facilities”). Any third party facilities used for any Service as part of the Intelsat-Provided Facilities shall be specified in the Service Order and shall be subject to the terms and conditions of Intelsat’s agreement with such third-party provider; any such terms and conditions which differ from the terms and conditions described herein shall be identified in the Service Order.

2.3 Space Segment Allocation. Intelsat reserves the right to assign and/or reassign Customer’s space segment allocation within the satellite identified in the Service Order or to move the Service to a different satellite and/or a different orbital location (the satellite being used for the Service at any given time referred to herein as the “Satellite”), or in any other way to alter the method by which it provides a Service, provided that any such change does not result in a failure of the Service to meet the Service Specifications. Except in emergency circumstances, Intelsat shall notify Customer of any changes to its allocation as soon as reasonably practicable prior to such change and shall use reasonable efforts to minimize disruption to Customer’s Service during any such change. Notwithstanding the generality of the foregoing, for Network Broadband services to aircraft only, Intelsat shall not make any change to any such service without first obtaining Customer’s consent. For the avoidance of doubt, failure by Customer to provide consent under this Section 2.3 shall not constitute a breach of this MSA.

3.	CUSTOMER OBLIGATIONS AND USE RESTRICTIONS

3.1 Customer’s Use and Third Party Use. Each Service is provided for Customer’s own use and in no event shall Customer be permitted to resell a Service to any other person or entity unless Customer’s provision of services to such person or entity includes substantially more communications facilities than the Service provided by Intelsat. For purposes of this Section, “resell” shall include any means allowing another person or entity to utilize the Service, in whole or in part, including through sale, resale, license, lease, sublease, grant, assignment, or any other means of direct or indirect conveyance. Without limiting the foregoing, Customer shall be responsible to Intelsat for any and all use of the Service or transmissions via the Service by any third party user throughout the chain of use (each a “User” and collectively the “Users”) to the same extent as Customer would be for its own use or transmissions, and all references in the Agreement to Customer’s responsibilities to Intelsat regarding Customer’s use or transmissions shall be interpreted accordingly.

3.2 Compliance with Law. Customer shall use each Service, and shall require that its Users use such Service, if applicable, only for lawful purposes and in compliance with any and all applicable governmental laws, rules, regulations and/or restrictions of any jurisdiction in which Customer uses the Service or to which it is otherwise subject (including those of the U.S. Federal Communications Commission (“FCC”)), including, without limitation, patent, copyright, trademark, and any other intellectual property rights; defamation, obscenity and any other content- or information-related laws; and privacy and data security or protection laws.

3.3 Operational Requirements and Non-Interference. Customer shall use each Service, and shall require that its Users use such Service, if applicable, in compliance with the “Operational Requirements” contained in the Service Order, as such may be amended by Intelsat from time to time upon notice to Customer, and which can, for convenience, be located at http://www.intelsat.com/resources/earthstationsless.aspx. Customer shall configure, equip and operate its transmit facilities so that the interface of these facilities, in outerspace, with the Satellite shall conform to the characteristics and technical parameters of the Satellite. Customer shall follow Intelsat’s procedures for initiating or terminating any transmission to the Satellite. Customer shall operate all transmit facilities in a manner that allows for cessation of, and shall cease, transmission immediately upon receiving notice from Intelsat under Section 13.2 below. Customer shall furnish such information regarding the technical parameters of its transmissions as may be required by Intelsat prior to commencing, during, and upon the conclusion of, any transmission to the Satellite. Customer shall, upon Intelsat’s request, provide measured proof that any transmit facility meets any material requirement specified in the Operational Requirements. Customer shall follow established practices and procedures for frequency coordination and shall not use the Service, or any portion thereof, in any manner that would or could be expected, under standard engineering practice, to cause harm to any satellite or related infrastructure of Intelsat or a third party, or to cause interference with any satellite or related infrastructure of Intelsat or a third party.

3.4 Customer-Provided Facilities. Unless otherwise specified in the Service Order, Customer shall be responsible for the provision, installation, operation, maintenance of, and for securing all necessary licenses and/or authorizations for, all earth station facilities and equipment (“Customer-Provided Facilities”), for transmitting signals to, or receiving signals from, the Satellite in accordance with the requirements set forth in the Service Order. In addition, all Customer earth stations must be registered by Intelsat prior to operation, in accordance with the Service Order. By executing a Service Order, Customer represents and warrants that the information it will provide to Intelsat in connection with earth station registration will be complete and accurate in all material respects. Customer may contract with parties other than Intelsat to transmit its signals to, or receive its signals from, the Satellite, provided that Customer shall require that its contractors comply with all of the requirements of this MSA and the Service Order. If Customer retains third parties as permitted by the previous sentence, those third parties’ facilities and personnel shall be deemed to be Customer-Provided Facilities and the acts and omissions of those third parties shall be deemed to be the acts or omissions of Customer. Intelsat shall have the right with prior notice and during normal business hours, but not the obligation, to inspect any Customer-Provided Facilities together with associated facilities and equipment used by Customer, or by a third party under the authority of Customer, to transmit to the Satellite. Intelsat shall use all reasonable efforts to schedule inspections to minimize the disruption of the operation of the facilities, and Customer shall make the facilities available for inspection at all reasonable times. Any such inspection shall not be deemed approval of the facilities by Intelsat or a waiver of any of Intelsat’s rights hereunder.

3.5 Transmission Plan. No later than ten (10) business days prior to the Service Start Date, Customer shall provide Intelsat with a transmission plan (the “Transmission Plan”) which complies with the Operational Requirements. Customer must have Intelsat’s written approval of the Transmission Plan, which approval shall not be unreasonably withheld or delayed, prior to, and as a condition to, Customer’s commencement of the Service. Customer shall also be permitted, subject to Intelsat’s prior written approval, to modify the Transmission Plan from time to time, subject to the terms of the applicable Service Order. Intelsat’s approval of a Transmission Plan shall not constitute, nor does Intelsat make any representation, warranty, or covenant regarding the efficacy of the use of any number of carriers or other alternative uses of the Services. In addition, Intelsat does not make any representation, warranty or covenant regarding the efficacy of any Transmission Plan or use of the Service in relation to potential sources of terrestrial interference, and the absence of terrestrial interference is not a Service Specification.

4.	CHARGES AND PAYMENTS

4.1 Charges. “Charges” shall refer to all charges specified in a Service Order or otherwise due to Intelsat. Any fixed recurring monthly Charges specified in the Service Order (“Service Fees”) are due and payable within [***] days of the Invoice Date as defined below, i.e. no later than the last business day of the month preceding the month in which the Service is to be rendered (pro-rated for partial months), provided that pursuant to Section 4.4 below, no delinquency charges will be assessed for Service Fees that are received within [***] days of the due date. Any non-fixed and/or non-recurring Charges shall be due and payable by the last business day of the month in which they are invoiced in accordance with Section 4.2 below. Charges for Occasional Use Services shall be due and payable as specified in the Occasional Use Procedures.

4.2 Invoices. Charges shall be posted monthly at https://my.intelsat.com/webinvoices/index.asp on the first day of the month in which such Charges are due and payable. Posting of the Charges at said address shall constitute an invoice for such Charges, dated as of the first day of the month (the “Invoice Date”).

4.3 Payments. Customer shall pay all Charges by wire transfer or via company check to the corporate address listed above and in U.S. dollars, and in full, free and clear of any set-off, restriction, condition or deduction. Customer shall be responsible for any transfer, exchange, or other similar costs involved in making payment. Payments shall be deemed made only upon receipt of collected funds at the following account:

Intelsat Corporation

Citibank FSB, Washington, D.C.

ABA#: [***]

Account Number: [***]

4.4 Late Payments. Any payment due from Customer and not received by Intelsat within [***] days of its due date shall be subject to a delinquency charge (liquidated damages) at the rate of [***] per month, or the highest rate permitted by law, if less, on such overdue amount from the due date until Intelsat actually receives payment in full. Customer acknowledges that such delinquency charge is reasonable under all the circumstances existing as of the Effective Date. In the event that Customer is unable to make timely payment due to circumstances affecting its bank or wire transfers therefrom that are beyond Customer’s reasonable control, Customer shall notify Intelsat as soon as possible, and in any event prior to the payment due date, and shall include with such notice written documentation from Customer’s bank specifying the reason for the inability to access or transfer funds, and the expected date by which payment can be made. Such notice shall in no way absolve Customer of any of its payment obligations, and any extension of the payment due date in such circumstances shall be in the sole discretion of Intelsat. For avoidance of doubt, the occurrence of such event and/or Intelsat’s receipt of such notice shall in no way constitute a waiver of any of Intelsat’s rights under the Agreement.

4.5 Disputed Charges. Customer shall notify Intelsat of any dispute regarding Charges in writing within twenty (20) days of the relevant Invoice Date. Thereafter, the invoice shall be considered final and undisputed. Notwithstanding the existence of a dispute as to Charges, Customer shall pay all undisputed amounts in the relevant invoice by the payment due date.

4.6 Financial Security. Intelsat may require Customer to provide it with a security deposit (a “Deposit”) for any Service as a pre-condition to Intelsat’s execution of a Service Order and/or provision of Service. In addition, Intelsat may, at any time during a Service Term, require Customer to provide or increase a Deposit, or provide other reasonable financial security in a form acceptable to Intelsat, as security for payment of Charges and/or other liabilities. Intelsat shall exercise this right in good faith. In any such case, Customer shall remain responsible for the timely payment of all Charges. Intelsat shall be entitled to call upon any Deposit or other security for any late payment (not the subject of a bona fide dispute under Section 4.5 above) and/or other liabilities that Customer may incur, and Customer shall be obliged to replenish the Deposit or other security upon request. Failure to do so shall be a material breach of the Agreement. Intelsat may apply the Deposit or other security to the payments due at the end of the Service Term, and shall return any remaining Deposit or security to Customer after the termination of the relevant Service Order once all liabilities have been settled.

4.7 Taxes. With the exception of U.S. income taxes on Intelsat or any of its Affiliates, Customer shall pay and indemnify Intelsat for any and all taxes, imposts, charges, levies, duties, usage or other fees (including, without limitation, value added taxes, universal service fund contribution charges, stamp taxes, and other similar taxes and charges, if any) which may be asserted against Intelsat or any of its Affiliates or Customer or any of its Affiliates by any governmental entity with respect to or arising out of a Service (including any interest, penalties and additions with respect thereto) (collectively, “Taxes”). If any Taxes are so asserted, Customer agrees to pay Intelsat the amount, if any, which ensures that Intelsat receives the same amount, after reduction for, or payment of, such Taxes, as it would have received had such Taxes not been asserted. If any Taxes are asserted with respect to the Satellite itself, the point in space that it occupies or the frequencies employed, and such Taxes are not specifically attributable to the Service, then Customer shall be responsible for only its pro rata allocation of such Taxes as determined by Intelsat.

5.	SERVICE OUTAGE

5.1 Confirmed Outage. A “Confirmed Outage” shall have occurred when the Service fails to meet the Service Specifications for a period of time specified in the Service Order, and such failure is confirmed by Intelsat. If a Confirmed Outage has occurred, it shall be deemed to commence when Customer notifies Intelsat of the occurrence of the Confirmed Outage (subject to Intelsat’s confirmation), and to end when Intelsat notifies Customer or Customer has actual knowledge that the Service has been restored. Any period during which Customer uses the applicable Service shall not count towards the duration of the Confirmed Outage.

5.2 Exceptions. Notwithstanding Section 5.1 above, a Confirmed Outage shall not be deemed to have occurred when a failure of the Service to meet the Service Specifications is due to any of the following: (i) the failure or nonperformance of any Customer-Provided Facilities or other customer equipment, including but not limited to, hardware or software failures in Customer-Provided Facilities or customer equipment, or congestion in Customer’s network or one of its components; (ii) the fault, negligent act, or failure to act of Customer, its employees or agents; (iii) preventative maintenance and/or Service expansion (when done on at least 48 hours notice to Customer and as mutually scheduled by the Parties) as may be necessary to maintain the Service in satisfactory operating condition, to provide additional system capacity, or to protect the overall performance of the Service or the lntelsat-Provided Facilities; (iv) a Force Majeure Event as defined in Section 10.1 below that is attributable to sun outages or meteorological or astronomical disturbances; (v) termination of this MSA or the Service Order in accordance with the termination provisions in Article 7 below; (vi) suspension of Service under Article 8 below; and/or (vii) the unavailability of Service to Customer, pursuant to FCC rules and regulations published at 47 C.F.R. 64.401, during emergency conditions such as major natural or man-made disasters and emergencies involving United States national defense and security.

5.3 Outage Credits. If a Confirmed Outage occurs, Intelsat shall give Customer a credit (an “Outage Credit”) against future Charges for that Service. Unless other specified in a Service Order, Outage Credits shall equal pro rata Service Fees due for that period of time during which a Confirmed Outage of the Service, or any portion thereof, has occurred.

5.4 Restoration of Service. In cases of Confirmed Outage, Intelsat shall use reasonable efforts to restore affected Service(s) pursuant to the terms and conditions of the relevant Service Order. Customer shall use reasonable efforts to cooperate and aid Intelsat in restoring Service(s).

6.	INTERRUPTION OF SERVICE

6.1 Interruption Rights. Customer recognizes that it may be necessary, if the Satellite or any component thereof loses power, or in other unusual or abnormal technical situations, or other unforeseen conditions, for Intelsat to deliberately interrupt Customer’s use of the Service. Intelsat shall make decisions to interrupt Services for such purposes in good faith. To the extent technically feasible, Intelsat shall give Customer at least 24 hours notice of such interruption and shall use all reasonable efforts to schedule and conduct its activities during periods of such interruption so as to minimize the disruption to users of the Satellite. Customer acknowledges, however, that Intelsat may interrupt Service without notice in any situation that in the opinion of Intelsat has caused or is likely to cause harm to any satellite or related infrastructure of Intelsat or a third party or interference with any satellite or related infrastructure of Intelsat or a third party. Customer shall immediately cease transmissions to the affected Satellite when required to do so by Intelsat under this Section.

6.2 Testing in the Event of a Service Failure. If the Service is not meeting the Service Specifications, but Customer continues to use the applicable Service, as degraded, Intelsat may interrupt Customer’s use as necessary to perform testing or take any other action that may be appropriate to attempt to restore the Service to the Service Specifications. In such event, Intelsat shall coordinate activities with Customer and shall use reasonable efforts to minimize the disruption.

6.3 Occasional Use Services. Unless otherwise specified in the Service Order for an Occasional Use Service, any and all Occasional Use Services are made available on a preemptible basis and may be deliberately preempted or interrupted by Intelsat for restoration purposes or in order for Intelsat to satisfy obligations to third parties. Intelsat shall make such decisions in its sole discretion.

6.4 Customer’s Rights. To the extent that any period of interruption results in a loss to Customer of the use of the Service sufficient to constitute a Confirmed Outage under Sections 5.1 and 5.2 above, and/or a Confirmed Failure under Section 7.2 below, the Customer shall have all of the rights and remedies regarding Outage Credits in accordance with Section 5.3 above and/or termination in accordance with Section 7.2 below, as applicable.

7.	TERMINATION

7.1 Termination for Cause. Intelsat may terminate this MSA, or terminate any Service Order(s) under this MSA, immediately upon notice to Customer if Customer: (i) fails to make payment of any amount due to Intelsat, and such amount remains unpaid within [***] days after receiving from Intelsat a notice of such nonpayment, or (ii) fails to cease activity in violation of Sections 3,1, 3.2 and/or 3.3 above immediately upon receiving telephone, facsimile and/or e-mail notice from Intelsat, or (iii) breaches any warranty or is otherwise in material breach of any other provisions of the Agreement and does not cure such breach within thirty (30) days after receiving from Intelsat a notice of such breach, or (iv) files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or files or has filed against it any petition or answer seeking any reorganisation, composition, liquidation or similar relief for itself under any applicable statute, law or regulation or makes any general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due. In the event that Intelsat terminates a Service Order for any of the reasons set forth in this Section 7.1, in addition to all of Intelsat’s other remedies at law or in equity, Intelsat may declare due and payable a “Termination Fee” equal to the total remaining Service Fees for what had been the scheduled Service Term. For cases where the Charges are recurring but non-fixed, the computation of the Termination Fee shall be based on average and/or expected average Charges as specified in the relevant Service Order. Intelsat may apply the Deposit or other security, if any, against the Termination Fee. In such circumstances, Intelsat shall be entitled to use the Service for whatever purpose Intelsat deems fit and Customer shall not be entitled to any equitable relief with respect to such use or any refund of amounts paid to Intelsat, Customer acknowledges that Intelsat’s rights set forth in this Section: (i) are reasonable under all of the circumstances existing as of this date; (ii) constitute liquidated damages for the loss of a bargain; and (iii) do not constitute a penalty.

7.2 Confirmed Failure. A “Confirmed Failure” shall have occurred if the Service fails to meet the Service Specifications for a period or periods of time specified in the Service Order, and such failure is confirmed by Intelsat. Either Party may terminate the affected Service Order, on notice to the other, if a Confirmed Failure occurs and Intelsat does not restore the Service within (i) fifteen (15) days if such Confirmed Failure is not due to a Force Majeure Event; or (ii) ninety (90) days if such Confirmed Failure is due to a Force Majeure Event; or (iii) within any such shorter period as it may become clearly ascertainable by Intelsat that restoration within the time frame permitted in (i) or (ii) above, as applicable, is not possible.

7.3 Satellite Out of Service. If Intelsat, in its sole discretion, decides to take a Satellite out of commercial service at its orbital location before the end of a Service Term, Intelsat shall give Customer reasonable notice under the circumstances of such determination and the date the applicable Satellite will be taken out of service or redeployed at another orbital location. In such event, the affected Service Order shall automatically terminate on the date that the Satellite is taken out of commercial service or redeployed, unless Intelsat, at its option, continues to provide Service meeting the Service Specifications to Customer on an alternative or replacement satellite.

7.4 Change of Control. Intelsat may terminate this MSA or any and all Service Orders if a change in the ownership or corporate holding of Customer results in Intelsat being in violation of any US or foreign law, regulation or order of a competent authority.

7.5 Effect of Termination. Upon termination of this MSA or a Service Order for any reason, Customer shall immediately cease transmissions to the Satellite (if applicable) upon notice of termination by Intelsat in accordance herewith. The termination of this MSA or a Service Order for any reason shall extinguish all of Intelsat’s obligations to provide, and Customer’s obligations to accept, the affected Service(s), but shall not relieve either Party of any obligation that may have arisen prior to such termination, including, without limitation, under any other Service Order, or under Section 7.1, nor shall termination of this MSA and/or any Service Order affect the Parties’ obligations under Article 9, Article 12, and Section 14.2, which shall survive the termination of any Service Order and/or the Agreement as a whole. Upon termination of a Service Order in accordance with Sections 7.2, 7.3 or 7.4, Intelsat shall promptly refund to Customer any portion of the Charges previously paid and applicable to any period after the date of such termination (including any Deposit or other security, where applicable) plus any unapplied Outage Credits to which Customer was entitled prior to such termination, less any fees outstanding with Intelsat or any of its Affiliates under any Service Order.

8.	SUSPENSION OF SERVICE

8.1 Suspension for Cause. Intelsat may suspend a Service in any circumstance in which Intelsat would have the right to terminate the related Service Order or this MSA for cause under Section 7.1 above, provided that any notice that would be required for termination for cause is also given for such suspension. In no event shall Intelsat’s election to suspend a Service be construed as a waiver of Intelsat’s right to terminate the Service Order or this MSA.

8.2 Government or Third Party Action. Intelsat may also suspend a Service if, in any circumstance that arises out of Customer’s use of the Service, Intelsat or any of its Affiliates is: (i) indicted, (ii) is otherwise charged as a criminal defendant, (iii) becomes the subject of a criminal proceeding, or (iv) becomes the subject of any other governmental action or threat of action by any governmental entity or representative thereof that potentially could result in the revocation, suspension, or loss of any license, ability or right to provide capacity or service to any customer, or loss of any customer’s right or ability to use the capacity or service provided to it. Intelsat may also suspend a Service if Customer’s signal is being blocked or jammed by a third party (governmental or otherwise) and such jamming is interfering with the use or threatens the health of the Satellite.

8.3 Effect of Suspension. Customer shall immediately cease transmissions to the Satellite (if applicable) upon notice of suspension by Intelsat in accordance with this Article 8. Intelsat may continue to suspend the Service until any breach of the related Service Order by Customer is cured and, in the case of any suspension of Service pursuant to Section 8.2 above, until any action or threat of action is resolved in Intelsat’s favor or removed and, in each case, until assurances are given to Intelsat’s reasonable satisfaction that the matter(s) giving rise to a suspension of Service will not reoccur. Intelsat’s suspension of a Service in accordance with this Article 8 shall not result in any Outage Credit to Customer, and all Charges for the Service shall continue to be due and payable.

9.	LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1 Limitation of Liability. ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED BY INTELSAT. IT IS EXPRESSLY AGREED THAT INTELSAT’S SOLE OBLIGATION AND CUSTOMER’S EXCLUSIVE REMEDY FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATING TO THE AGREEMENT UNDER ANY THEORY OF LAW OR EQUITY ARE LIMITED TO THOSE SET FORTH IN SECTION 5.3 AND SECTION 7.5, WHERE APPLICABLE, AND ALL OTHER REMEDIES ARE EXPRESSLY EXCLUDED. In no event shall Intelsat or any of its Affiliates be liable for any indirect, special, punitive, incidental or consequential damages whatsoever, including loss of revenue or profits, regardless of the foreseeability of such damages, arising out of or under the Agreement, whether under contract, warranty, tort or otherwise. In no event shall Intelsat or any of its Affiliates be liable for damages associated with service or equipment it does not furnish. Without limiting the generality of the foregoing, Customer acknowledges and agrees that it shall have no right of recovery for the satisfaction of any cause whatsoever, arising out of or related to the Agreement or any Service Order against (i) any Intelsat Affiliate, (ii) any supplier of services or equipment to Intelsat necessary for the provision of the Service to Customer in any circumstances in which Intelsat would be obligated to indemnify the supplier, or (iii) any officer, director, employee, agent, partner or shareholder of any such supplier. Customer shall require all of its Users to abide by terms and conditions similar to those in this MSA, including disclaimers of liability in favor of Intelsat and its Affiliates and suppliers substantially similar to (but in no case less broad than) those set forth in this Section.

9.2 Indemnification. Customer shall indemnify and hold harmless Intelsat and its Affiliates from and against any direct or indirect claims, liabilities, losses, costs or damages, including reasonable attorneys’ fees and costs, arising out of or relating to the provision of any Service from, or Customer’s or any User(s)’ use of, the Intelsat-Provided Facilities, including, but not limited to, those arising out of (i) the fault or negligence or breach of the Agreement by Customer; or (ii) Customer’s alleged breach of any laws, rules and regulations applicable to it; or (iii) any transmission by Customer or any User(s), regardless of cause by Customer or User(s), that is actually, or alleged to be, libelous, slanderous, obscene, indecent, a breach of privacy or security of transmissions, an infringement of data protection laws, an infringement of patent, copyright or any other intellectual property right, or otherwise illegal, or any other claim relating to the information or content of any material displayed or transmitted; or (iv) any warranty, representation or statement Customer may make to a third party in connection with the Service; or (v) any claims brought by any User(s) or any other third part(ies) in connection with any Service, including any disputes between or among Customer, User(s), other transmission recipients and/or transmission content suppliers.

10.	FORCE MAJEURE

10.1 Force Majeure Event. Any failure or delay in performance by Intelsat under the Agreement shall not be a breach if such failure or delay is due to any unforeseeable act, event or cause beyond its reasonable control (“Force Majeure Event”). Force Majeure Events shall include but not be limited to: acts of God, earthquake, hurricane, snowstorm, fire, flood, war

(whether declared or undeclared), terrorism, riot, insurrection, civil, commotion, national emergency, power shortage, strike, labor dispute, epidemic, quarantine, contamination, embargo, receive earth station sun outage, meteorological or astronomical disturbances, external transmission interference, satellite failure, satellite launch failure or delay, or satellite malfunction (if such interference, failure, delay or malfunction is not attributable to a negligent act or omission of Intelsat), action or inaction of any government or competent authority, including refusal to grant or denial or delay in the grant of a license material for performance hereunder (if such refusal, denial or delay is not attributable to a negligent act or omission of Intelsat), act or omission of Customer or fault or nonperformance of Customer-Provided Facilities or other customer equipment, or act or omission of third parties.

10.2 Customer Obligations. The existence of a Force Majeure Event shall not affect Customer’s obligations under Section 3.3 above (i.e., if a Force Majeure Event prevents compliant transmission, no transmission shall be made).

11.	REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties by Both Parties. Subject to the provision in Section 11.2 below, each Party represents and warrants to the other Party that as of the Effective Date of this MSA, or, with respect to any Service Order, as of the execution by that Party of such Service Order, (i) it has the right, power and authority to enter into and fully perform its obligations hereunder or thereunder, (ii) the execution, delivery and performance of the MSA or Service Order has been duly authorized by all necessary partnership or corporate action, as applicable; (iii) the MSA or Service Order constitutes legal, valid and binding obligations on that Party; (iv) the fulfillment of its obligations and conduct hereunder or thereunder will not constitute a material violation of any existing applicable law, rule, regulation or order of any governmental authority, or contract to which it is subject; (v) all public or private consents, permissions, agreements, licenses or authorizations necessary for the performance of its obligations hereunder or thereunder to which it is subject have been obtained, or it will use all reasonable efforts to obtain the same in a timely manner; (vi) it does not know of any broker, finder, or intermediary involved in connection with the negotiations and discussions incident to the execution of the MBA or Service Order or of any broker, finder or intermediary who might be entitled to a fee or commission upon the consummation of the transactions contemplated herein or therein.

11.2 Intelsat’s Governmental Authorizations. Certain applications may be pending or subsequently filed by Intelsat with the FCC or other applicable governmental or quasi-governmental entity related to any Service to be provided hereunder. In such cases, Intelsat’s representations and warranties in Section 11.1 above apply as of the Service Start Date specified in the relevant Service Order.

12.	CONFIDENTIALITY

12.1 Confidential Information. Intelsat and Customer have executed a Mutual nondisclosure Agreement dated October 9, 2007 (the “NDA”). The NDA is incorporated herein and will continue to govern Confidential Information exchanged during the term of this MBA. If there is any conflict between the provisions of the NDA and this MBA, the NDA will govern. Those provisions of the NDA that are stated to survive termination, will survive termination of this agreement.

12.2 Confidentiality of Agreement. The terms of this MSA and any Service Order (including, but not limited to, the Service Fee and Service Specifications) are designated confidential by Intelsat.

12.3 Survival. The obligations contained in this Article 12 shall survive the termination or expiration of the MSA for a period of 5 years.

13.	NOTICES

13.1 General Notices. All notices and other communications from either Party to the other related to this MSA and any and all Service Orders, except as expressly provided in 13.2 below, shall be in writing and in English and shall be deemed received upon actual delivery or completed facsimile to the other Party at the address and/or facsimile number set forth below and, for notices related to a Service Order, at any additional address and/or facsimile number set forth in the Service Order for such notices. Each Party shall advise the other promptly in writing of any change in the address, designated representative or telephone or facsimile number.

If to Intelsat:

Intelsat Corporation

3400 International Drive, N.W.

Washington, D.C. 20008

Tel: (202) 944-7299

Fax: (202) 944-8120

Attn: Senior Contracts Manager, Legal

If to Customer:

Aircell LLC

1250 North Arlington Heights Rd. Suite 500

Itasca, Illinois 60143

Tel: (630) 647-1400

Attn: General Counsel

with a copy to:

1172 Century Dr. Suite 280

Louisville, Colorado 80027

Attn: VP - Avionics Engineering

13.2 Telephone Notices. For the purpose of receiving notices from Intelsat regarding outage, interruption, suspension, interference or any other technical problems related to a Service, including with respect to Service failure and restoration, Customer will provide a point of contact, accessible by telephone that is continuously staffed at all times, that is in charge of controlling the real time operation of the network and can promptly shut down transmissions at all earth stations transmitting signals to the Satellite upon notice under Sections 3, 6.1, and 8. For those Services which are provided to aircraft only, Customer will use its best efforts to shut down transmissions from the aircraft promptly upon notice from Intelsat. THOSE PERSONS STAFFING THE EARTH STATION FOR THE PURPOSES OF RECEIVING SUCH MESSAGES FROM INTELSAT MUST SPEAK ENGLISH AND HAVE THE TECHNICAL CAPABILITY AND ABSOLUTE AUTHORITY TO IMMEDIATELY TERMINATE OR MODIFY THE TRANSMISSION IF NOTIFIED BY INTELSAT. Intelsat shall also maintain a telephone that is continuously staffed for the purposes of receiving notices regarding the matters identified above. All such notices shall be made in English and shall be effective upon the placement of a telephone call from one Party to the other at the telephone number set forth in the Service Order. Each Party shall promptly confirm all telephone notices that may be given under this Section in writing at the address and/or facsimile number set forth in the Service Order.

14.	JURISDICTION

14.1 Applicable Law. The Agreement shall be governed and interpreted in all respects by the laws of the State of New York, without regard to any conflict of laws provisions, and, where applicable, shall be subject to compliance with the laws, rules and regulations of the United States of America, including, without limitation, those addressing communications, exports and re-exports, U.S. sanctions and bribery-related conduct.

14.2 U.S. Export Control Law. The Parties acknowledge and agree that the service(s), information and/or commodities that may be provided, or arise, under the Agreement shall be subject to, and governed by, U.S. export and re-export control laws, which the Parties agree to comply with in all respects. It is further acknowledged and agreed by the Parties that the provision by Intelsat of such service(s), information, and/or commodities to foreign persons may be prohibited, limited, or delayed due to compliance with these laws. These service(s), information and/or commodities may not be transferred, disclosed, or otherwise re-exported to foreign persons (including U.S-based foreign national employees) except as in accordance with these laws. This Section 14.2 shall survive the termination of the Agreement for any reason.

14.3 Venue. Both Parties irrevocably agree that the United States District Court for the State of New York shall be the venue for adjudicating any dispute arising hereunder, save that Intelsat shall also have the right to take proceedings against Customer in the national courts of the jurisdiction of Customer’s incorporation. Customer agrees that service of process of any action or proceeding shall be deemed sufficient if mailed first class, postage prepaid, to Customer at the address provided in accordance with Section 13.1 above.

14.4 Injunctive Relief. Nothing contained in this Article shall limit any rights either Party may have to seek immediate injunctive relief against the other Party, if necessary, in order to prevent the other from willfully or intentionally breaching its material obligations under the Agreement or to compel the other to perform its material obligations under the Agreement in the event of a willful or intentional failure to comply with the Agreement.

15.	ASSIGNMENT AND INTERESTS

15.1 Customer Assignment. Unless otherwise permitted under Section 3.1 above, Customer may assign its rights under this MSA and/or any Service Order, only in whole (as to the Service Order assigned), and only after securing Intelsat’s express prior written consent, which consent may be withheld or conditioned in Intelsat’s sole discretion. Notwithstanding the foregoing, Customer shall have the right, without the consent of Intelsat, to assign its rights under this MSA and/or any Service Order only in whole, to Affiliates and successor entities if there is a change of control or corporate holding of Customer. As used in this Section, “assign” shall mean to grant, sell, resell, assign, encumber or otherwise convey, license, lease, sublease, or permit the utilization of, directly or indirectly, in whole or in part. Any purported assignment by Customer not in compliance with the provisions of this MSA shall be null and void and of no force and effect.

15.2 Intelsat Assignment. Intelsat may assign its rights and interests under this MSA, any Service Order, any Intelsat-Provided Facilities and any or all sums due or to become due under any Service Order to an assignee for any reason. Customer agrees that upon receipt of notice from Intelsat of such assignment, Customer shall perform all of its obligations directly for the benefit of the assignee and shall pay all sums due or to become due directly to the assignee, if so directed. Upon receipt of notice of such assignment, Customer agrees to execute and deliver to Intelsat such documentation as assignee may reasonably require from Intelsat. As used in this Section, “assign” shall mean to grant, sell, assign, encumber or otherwise convey, directly or indirectly, in whole or in part.

15.3 Successors. Subject to all provisions concerning assignments, above, this MSA and/or any Service Order shall be binding on and shall inure to the benefit of any successors and assigns of the Parties; provided, that no assignment of this MSA and/or any Service Order, shall relieve either Party of its obligations to the other Party.

15.4 No Property Interest Created. The Agreement is a service contract and does not grant, and Customer shall not assert, any property interest in or to, or lien upon, the property or assets of Intelsat, including but not limited to, the Satellite and/or any component(s) thereof and/or any Intelsat-Provided Facilities (collectively, the “Intelsat Assets”). Without prejudice to and/or waiver of the protection of Intelsat provided for in the preceding sentence, Customer hereby grants to Intelsat, as security for the obligations of Customer under the Agreement, a first priority security interest in any property right, title or interest of any kind which Customer may be deemed to have in and/or to all or any part of the Intelsat Assets and/or any and all proceeds thereof.

15.5 Subordination. Customer acknowledges and agrees that Intelsat may grant security interests in the Satellite and/or any portion thereof. In such event, the Agreement and all rights granted to Customer may be subject and subordinate to such security interest, according to terms specified in, or added to, the affected Service Order. Subordination terms added to a Service Order after the execution of the relevant Service Order shall not constitute an amendment to the Service Order so long as the subordination terms ensure that Customer shall continue to have the material benefits of the Agreement notwithstanding any default on behalf of Intelsat under the terms of the security agreement.

16.	MISCELLANEOUS

16.1 Amendments. Neither this MSA nor any Service Order may be amended or modified in any way except by a prior written consent by an authorized representative of each Party.

16.2 Severability. Nothing contained in this MSA shall be construed so as to require the commission of any act contrary to the law. If any provision of this MSA or any Service Order is found to be invalid or unenforceable, it shall not affect the validity and enforceability of any other provision of the Agreement, and the invalid or unenforceable provision shall be curtailed or limited only to the extent necessary to permit compliance with the minimum legal requirements, in a manner as consistent as possible with the intentions of the Parties and the economic position contemplated in the Agreement.

16.3 Non-Waiver of Breach. No waiver by either Party of any default by the other Party shall affect or impair either Party’s rights in respect of any subsequent default of any kind by the other Party. Acceptance by Intelsat of any payments by Customer shall not be deemed a waiver of any preceding breach by Customer of any of the terms or conditions of the Agreement. A waiving Party may at any time, upon notice given in writing to the breaching Party, direct future compliance with the waived term or terms of the Agreement, in which event the breaching Party shall comply as directed from such time forward. No waiver shall be effective unless made in writing by a Party’s authorized representative.

16.4 No Third-Party Beneficiaries. Other than as specifically set forth in this MSA or any Service Order, the provisions of the Agreement are intended for the sole benefit of the Parties and no third party (including, without limitation, Users) may seek to enforce or benefit from the Agreement. Both Parties acknowledge and agree that the Operational Requirements are intended for the benefit of both Intelsat and all other customers using Intelsat-Provided Facilities and that such intended beneficiaries may separately, or in addition to the Parties hereto, seek to enforce such provisions against Customer.

16.5 Independent Contractors. The relationship created by the Agreement is that of independent contractors, and is in no way a partnership, principal-agent or other such relationship and Customer warrants it shall not hold itself out as entitled to bind Intelsat in any way whatsoever.

16.6 Headings. The headings in this MSA and any Service Order are for convenience only and shall not affect the interpretation of the Agreement.

16.7 Language. The language of this MSA, any Service Order, and all other communications between the Parties regarding the performance of the Agreement shall be English.

16.8 Time. Any period of time referred to in any Service Order shall be calculated in Greenwich Mean Time.

16.9 Documents. Subject to applicable legal compliance, each Party agrees to provide information and to execute, and if necessary, to file with the appropriate governmental entities and international organizations, such documents as the other Party shall reasonably request in order to carry out the purposes of this MSA and any Service Order, and/or for the purpose of creating, perfecting, protecting or maintaining the security interest conferred hereby to Intelsat or its first priority in accordance with Section 15.4 above.

16.10 Entire Agreement. This MSA constitutes, and any Service Order executed by both Parties shall constitute, the entire agreement of the Parties and shall supersede all prior correspondence, representations, proposals, negotiations, understandings, and agreements of the Parties, oral or written, with respect to the subject matter.

16.11 Counterparts. This MSA and any Service Order may be executed in several original and/or facsimile counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute by one and the same instrument.

Each of the parties below has duly executed and delivered this Master Service Agreement effective on the date first written above.

Aircell LLC		Intelsat Corporation

By:	/s/ Robert W. Davis III	By:	/s/ Patricia Casey

Name:	Robert W. Davis III	Name:	Patricia Casey

Title:	VP, Avionics Engineering	Title:	Senior VP and Deputy General Counsel

Date:	24 April 2008	Date:	25 April 2008